EXHIBIT 99.1

Hooker Furniture Reports Increased Sales and Earnings for Fiscal 2011 Second Quarter

MARTINSVILLE, Va., Sept. 8, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $53.4 million, a 16.1% year- over -year increase for its fiscal 2011 second quarter which began on May 3, 2010 and ended August 1, 2010. The Company increased net sales $7.4 million from $46.0 million during the same period a year ago.

Net income for the second quarter increased $1.6 million to $1.2 million, or $0.11 per share, compared to a net loss of $463,000, or $0.04 per share, for the comparable period last year.

For the first half, which began on February 1, 2010 and ended August 1, net sales increased $6.7 million, or 6.8% to $104.7 million compared to $98.0 million for the fiscal 2010 first half. The Company reported net income for the 2011 first half of $2.3 million or $0.21 per share, compared with a net loss of $919,000, or $0.09 per share, in the fiscal 2010 six-month period.

"We're pleased to have grown sales in a difficult retail environment and during what is traditionally the weakest quarter for the furniture industry," said Paul B. Toms Jr., chairman and chief executive officer. "It was also gratifying to turn profitability around from the prior year quarter."

Increased sales were driven by higher unit volume as the Company made progress in reducing an order backlog swollen by production delays and shipping bottlenecks in the prior two quarters. Sourcing delays that negatively affected sales since last fall have eased somewhat. "Working closely with our vendor partners, we have made real progress this quarter flowing product," said Toms. "Order backlog levels came down sequentially, but are still slightly above prior-year levels." At the end of the second quarter, Hooker had approximately 6.6 weeks of order backlog as compared to an 8.2 week backlog at the end of the first quarter and a 5.7 week backlog at the same time a year ago. "While our manufacturing partners are not yet back to traditional lead times, we expect to continue to make progress in shipping our backlog and improving inventory availability to our customers during the third quarter," Toms said.

Gross profit increased $2.3 million to $12.0 million or 22.4% of net sales in the fiscal 2011 second quarter, compared to $9.7 million or 21.1% of net sales in the same period a year ago. Gross margins for wood and metal furniture improved slightly in the fiscal year 2011 second quarter compared to the fiscal 2010 second quarter, primarily due to decreased levels of product discounting and returns and allowances and the exit from the Company's California warehouse during fiscal 2010. Margins for upholstered and leather furniture improved moderately, due to lower fixed costs as a percentage of sales resulting from higher sales and cost reduction efforts, partially offset by higher raw material and manufacturing costs due to product mix and inefficiencies associated with initial production on April market introductions.

Selling and administrative expenses of $10.4 million, or 19.5% of net sales, decreased as a percentage of sales and increased slightly in actual dollars, compared to $10.3 million or 22.3% of net sales for last year's second quarter. The decrease in spending as a percentage of sales was principally due to higher sales for the quarter and the impact of cost reductions implemented in fiscal year 2010 as well as lower employee benefits expense, professional fees and selling expenses.

Operating income for the fiscal 2011 second quarter increased to $1.6 million or 2.9% of net sales as compared to an operating loss of $499,000 or 1.1% of net sales during the comparable 2010 quarterly period, primarily as a result of higher gross profit margins and lower fixed costs as a percentage of sales due to higher sales volumes at the Company's upholstery companies.

For the first half of fiscal 2011, the Company's operating income increased to $3.3 million, or 3.1% of net sales, compared to an operating loss of $1.1 million, or 1.2% of net sales, in the first six months of fiscal 2010. The Company reported net income for the 2011 first half of $2.3 million or $0.21 per share, compared with a net loss of $919,000, or $0.09 per share, in the fiscal 2010 six-month period. Fiscal year 2011 first half results include a $500,000 charge ($312,000 or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter. Fiscal year 2010 first half results include an intangible asset impairment charge on the Company's Bradington-Young trade name of $613,000 ($382,000 or $0.04 per share, after tax.)

Cash, Inventory and Debt

Cash and cash equivalents decreased $8.2 million to $29.8 million as of August 1, 2010 from $38.0 million on January 31, 2010 due principally to increased inventories, and increases in prepaid expenses and other current assets and trade receivables. These changes were partially offset by increases in trade accounts payable, and accrued wages, salaries and benefits. "We have intentionally grown our inventories," said Toms. "This was in response to increased upholstery orders, strong customer response to our recent product introductions and to prepare for the seasonal uptick in business we expect this fall. We also see this as a way to leverage our financial strength and differentiate our Company by being in-stock on best sellers and shipping our line quickly." The Company had no long-term debt at August 1, 2010. At quarter-end, it had $13.1 million available on its revolving line of credit and $14.2 million available to borrow on the cash surrender value of company-owned life insurance policies.

Business Outlook

"While we expect our performance to continue to improve next quarter due to the seasonal uptick, our expectations are tempered by continuing weakness in consumer demand for large ticket, discretionary purchases. Demand is particularly weak for wood furniture, with case goods orders tracking lower both on a sequential and year to date basis. However, as we enter what is traditionally the strongest selling season for furniture, there are several reasons to be encouraged. Overall business has improved at a slow but steady pace since the end of last year. We've made progress in shipping our backlog and have seen robust sales gains in upholstery throughout the year. In addition, some of our newer wood furniture lines like Sanctuary, Abbott Place and Envision are performing well at retail with strong initial response from the consumer despite the weak retail environment, which will help us grow our business through market share gains," Toms said.

Dividends

At its September 8, 2010 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on November 26, 2010 to shareholders of record at November 12, 2010.

Announcements

Hooker Furniture's Chief Financial Officer and Executive Vice President of Finance & Administration, E. Larry Ryder, has informed the  Board of Directors that he plans to retire effective January 31, 2011. Immediately upon his retirement, the CFO role will be assumed by Paul Huckfeldt, currently the Company's  Chief Accounting Officer. "We will miss Larry's steady hand, brilliant mind, ability to bring consensus and cast a vision for the best of what is possible in our Company," said Toms. "During his 33 years with the Company, he has made vital contributions, including helping us change our business model and stay financially viable the entire way through, while building the strongest team in our Company's history in the areas of accounting and finance, information technology and human resources. Huckfeldt," said Toms, "is a vital member of that team who has been a great manager with a tremendous work ethic who is very capable and respected throughout the organization. He is ready to take on more responsibility. We are confident in him and anxious to advance him in the organization."

Conference Call Details

Hooker Furniture will present its fiscal 2011 second quarter results via teleconference and live internet web cast on Tuesday morning, September 14, 2010 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2010	August 2, 2009	August 1, 2010	August 2, 2009

Net sales	$53,377	$45,978	$104,730	$98,041

Cost of sales	41,421	36,283	80,505	77,119
Casualty loss	183	--	2,208	--
Insurance recovery	(183)	--	(1708)	--
Total cost of sales	41,421	36,283	81,005	77,119

Gross profit	11,956	9,695	23,725	20,922

Selling and administrative expenses	10,387	10,254	20,450	21,435

Restructuring and asset impairment (credit) charge	--	(60) (a)	--	613 (a)

Operating income (loss)	1,569	(499)	3,275	(1,126)

Other income (expense), net	44	(26)	56	(29)

Income (loss) before income taxes	1,613	(525)	3,331	(1,155)

Income tax expense (benefit)	435	(62)	1,079	(236)

Net income (loss)	$1,178	$(463)	$2,252	$(919)

Earnings (loss) per share:
Basic	$0.11	$(0.04)	$0.21	$(0.09)
Diluted	$0.11	$ (0.04)	$0.21	$(0.09)

Weighted average shares outstanding:
Basic	10,757	10,752	10,757	10,752
Diluted	10,768	10,752	10,767	10,752

(a) During the fiscal 2010 first quarter, the Company evaluated the carrying value of its trade names and determined the Bradington-Young trade name was impaired and recorded an intangible asset impairment charge of $673,000 ($419,000 after tax or $.04 per share). During the 2010 second quarter, the Company recorded an impairment credit of $60,000 to correct an error in the impairment charge from the previous quarter.
Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	August 1, 2010	January 31, 2010

Assets
Current assets
Cash and cash equivalents	$29,804	$37,995
Accounts receivable, less allowance for doubtful accounts of $1,930 and $1,938 on each date	27,344	25,894
Inventories	46,955	36,176
Prepaid expenses and other current assets	5,564	3,468
Total current assets	109,667	103,533
Property, plant and equipment, net	21,631	22,747
Intangible assets	3,468	3,468
Cash surrender value of life insurance policies	14,218	14,810
Other assets	4,690	4,541
Total assets	$153,674	$149,099

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$13,674	$10,425
Accrued salaries, wages and benefits	2,793	2,184
Other accrued expenses	1,915	1,953
Accrued dividends	1,077	1,077
Total current liabilities	19,459	15,639
Deferred compensation	6,566	5,868
Total liabilities	26,025	21,507

Shareholders' equity

Common stock, no par value, 20,000 shares authorized, 10,782 and 10,775 shares issued and outstanding on each date	17,110	17,076
Retained earnings	110,169	110,073
Accumulated other comprehensive income	370	443
Total shareholders' equity	127,649	127,592
Total liabilities and shareholders' equity	$153,674	$149,099

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-Six Weeks Ended
	August 1, 2010	August 2, 2009

Cash flows from operating activities
Cash received from customers	$102,047	$105,197
Cash paid to suppliers and employees	(107,059)	(77,914)
Insurance proceeds received on casualty loss	1,350	--
Income taxes paid, net	(1,863)	(1,021)
Interest (paid), net	(54)	(278)
Net cash (used in) provided by operating activities	(5,579)	25,984

Cash flows from investing activities
Purchase of property, plant and equipment	(382)	(1,292)
Proceeds from the sale of property and equipment	18	13
Premiums paid on life insurance policies	(1,195)	(1,259)
Proceeds received on life insurance policies	1,102	986
Net cash used in investing activities	(457)	(1,552)

Cash flows from financing activities
Proceeds from short-term borrowing	--	4,532
Payments on short-term borrowing	--	(1,882)
Cash dividends paid	(2,155)	(2,154)
Payments on long-term debt	--	(1,423)
Net cash used in financing activities	(2,155)	(927)

Net (decrease) increase in cash and cash equivalents	(8,191)	23,505
Cash and cash equivalents at beginning of period	37,995	11,804
Cash and cash equivalents at end of period	$29,804	$35,309

Reconciliation of net income to net cash provided by operating activities:
Net income (loss)	$2,252	$(919)
Depreciation and amortization	1,500	1,506
Non-cash restricted stock awards and performance grants	34	40
Restructuring and asset impairment charge	--	613
Provision for doubtful accounts	100	601
Deferred income taxes	(787)	(964)
Loss on disposal of property	--	101
Changes in assets and liabilities:
Accounts receivable	(1,551)	6,516
Inventories	(10,779)	18,730
Prepaid expenses and other current assets	(792)	214
Trade accounts payable	3,249	(674)
Accrued salaries, wages and benefits	609	352
Accrued income taxes	3
Other accrued expenses	(41)	(580)
Deferred compensation	624	384
Other long-term liabilities		64
Net cash (used in) provided by operating activities	$(5,579)	$25,984
CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman,
           Chief Executive Officer and President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President
           & Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President,
           Marketing Communications
            (336) 454-7088